Exhibit 10.5

PERFORMANCE UNIT AGREEMENT

Name of Participant:

Name of Plan:	2016 Valvoline Inc. Incentive Plan

Number of Performance Units:

Three-Year Performance Period:

Vesting Dates:

Date of Award:		, 20

Valvoline Inc. (“Valvoline”) hereby grants to the above-named Participant (the “Participant”) _____________ Performance Units (this “Award”) pursuant to the 2016 Valvoline Inc. Incentive Plan (the “Plan”) and this agreement (this “Agreement”), in order to provide the Participant with an additional incentive to continue his or her services to Valvoline and its Subsidiaries and to continue to work for the best interests of Valvoline and its Subsidiaries. The Performance Units represent the contingent right (as set forth herein) of the Participant to receive a number of shares of Common Stock, based upon the achievement of the performance goals set forth in the Long-Term Incentive Plan Program Memorandum (the “LTIP”) (Attachment 1), to be delivered within 30 days after the Award becomes vested as provided herein.

Valvoline confirms this Award to the Participant, as a matter of separate agreement and not in lieu of salary or any other compensation for services, of the number of Performance Units set forth above, subject to and upon all the terms, provisions and conditions contained herein and in the LTIP and the Plan, including but not limited to the forfeiture provisions of Section 16(H) of the Plan. Capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Plan or the LTIP, as applicable.

Following acceptance of this Award by the Participant, as provided for hereunder, the Performance Units will become vested on the vesting date set forth above (the “Vesting Date”), based upon the achievement of the performance goals set forth in the LTIP; provided that, except as otherwise provided in this Agreement or as otherwise determined by the Compensation Committee, in the case of the Participant’s termination of employment for any reason prior to the Vesting Date, all the Performance Units that have not vested prior to such termination of employment will be forfeited. Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, provide for accelerated vesting of the Award or any portion thereof at any time and for any reason.

In the event the Participant’s employment is terminated because of death, Disability (as defined in the Plan) or a Qualifying Termination (as defined in the Plan), (i) a pro-rata portion of the Performance Units (determined by multiplying the number of Performance Units by a fraction, the numerator of which is the number of days from the first day of the Performance Period through the date of such termination, and the denominator of which is the full number of days in the Performance Period (rounded to the nearest whole number)) will remain outstanding, and

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will become vested on the Vesting Date based upon the achievement of the performance goals set forth in the LTIP, and (ii) the remainder of the Performance Units shall be forfeited.

Notwithstanding anything to the contrary in Section 12 of the Plan, (1) in the event a Change in Control occurs following the Participant’s death, Disability or Qualifying Termination, the pro-rata portion of the Performance Units that remained outstanding following such event as described in the immediately preceding sentence shall become vested as of immediately prior to the Change in Control based on the Specified Performance Factor (as defined below), and (2) in all other cases the Performance Units will be treated as follows in the event of a Change in Control:

(i)  If the Award is assumed, continued, converted or replaced by the surviving or resulting entity in connection with the Change in Control, then:

(a) a pro-rata portion of the Performance Units will become vested as of immediately prior to the Change in Control based on the Specified Performance Factor, with such proration determined by multiplying the number of Performance Units by a fraction, the numerator of which is the number of days from the first day of the Performance Period through the date of the Change in Control, and the denominator of which is the full number of days in the Performance Period (rounded to the nearest whole number); and

(b) the remaining Performance Units will be converted into a number of time-based, stock-settled Restricted Stock Units of the surviving or resulting entity, based on the Specified Performance Factor;

and otherwise on the same terms and conditions as were applicable to such Performance Units as of immediately prior to the Change in Control (including vesting schedule), subject to the Participant’s continued employment with the successor or resulting entity or its Subsidiaries through the Vesting Date (and not subject to any performance-based vesting conditions); provided that any such Restricted Stock Units then-outstanding and unvested will immediately vest upon the termination of the Participant’s employment by the successor or resulting entity or its Subsidiaries without Cause (as defined in the Plan), but not as a result of the Participant’s Disability (as defined in the Plan) or death, during the one-year period immediately following the date of the Change in Control.

(ii)  If the Award is not assumed, continued, converted or replaced by the surviving or resulting entity in connection with the Change in Control, then the Performance Units will immediately vest in full (i.e., without proration) as of immediately prior to the Change in Control based on the Specified Performance Factor.

For purposes of this Agreement, the “Specified Performance Factor” shall mean (a) all performance goals set forth in the LTIP being deemed achieved at target level, if the Change in Control occurs during the first twelve (12) months of the Performance Period, and (b) actual achievement of the performance goals set forth in the LTIP through the date of the Change in Control (i.e., as if the date of the Change in Control is the last day of the Performance Period), if the Change in Control occurs after the first twelve (12) months of the Performance Period.

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The Award will not be considered to be assumed, continued, converted or replaced by the surviving or resulting entity in connection with a Change in Control unless, in each case as determined by the Compensation Committee in its sole discretion prior to such Change in Control, (1) the number and kind of shares or other securities underlying the Award are adjusted to prevent dilution of the Recipient’s rights hereunder and to preserve the intrinsic value and material terms and conditions of the Award as in effect as of immediately prior to the Change in Control and (2) immediately following the Change in Control the Award (including the time-based, stock-settled Restricted Stock Units described above) relates to shares of stock in the surviving or resulting entity which are publicly traded and listed on a national securities exchange.

The Participant will not have any rights as a shareholder (including voting rights and rights to receive dividends) with respect to the shares of Common Stock subject to the Performance Units until such time, if any, that shares of Common Stock are delivered to the Participant pursuant to the terms of this Agreement. The Participant will not be entitled to any Dividend Equivalents with respect to the Performance Units.

The Performance Units and the Participant’s rights under this Agreement may not be sold, assigned, transferred, pledged or otherwise encumbered.

Nothing contained in this Agreement, the LTIP or in the Plan shall confer upon the Participant any right to continue in the employment of, or remain in the service of, Valvoline or any of its Subsidiaries.

Information about the Participant and the Participant’s participation in the Plan may be collected, recorded and held, used and disclosed by and among Valvoline, its Subsidiaries and any third party Plan administrators as necessary for the purpose of managing and administering the Plan. The Participant understands that such processing of this information may need to be carried out by Valvoline, its affiliates and Subsidiaries and by third party administrators whether such persons are located within the Participant’s country or elsewhere, including the United States of America. By accepting this Award, the Participant consents to the processing of information relating to the Participant and the Participant’s participation in the Plan in any one or more of the ways referred to above.

The Participant consents and agrees to electronic delivery of any documents that Valvoline may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Participant understands that, unless earlier revoked by the Participant by giving written notice to Valvoline at 100 Valvoline Way, Lexington, KY 40509, Attention: Stock Plan Administrator, this consent shall be effective for the duration of the Award. The Participant also understands that the Participant shall have the right at any time to request that Valvoline deliver written copies of any and all materials referred to above at no charge.

In consideration of this Award, the Participant agrees that, during the Participant’s employment and the twenty-four (24) month period following the Participant’s termination of employment for any reason, without the prior written consent of Valvoline, the Participant will not:

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(i)  engage directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee or otherwise in any business or activity competitive with the business conducted by Valvoline or any of its Subsidiaries; or

(ii)  perform any act or engage in any activity that is detrimental to the best interests of Valvoline or any of its Subsidiaries, including, without limitation:

(a)  solicit or encourage any existing or former employee, director, contractor, consultant, customer or supplier of Valvoline or any of its Subsidiaries to terminate his, her or its relationship with Valvoline or any of its Subsidiaries for any reason; or

(b)  disclose proprietary or confidential information of Valvoline or any of its Subsidiaries to third parties or use any such proprietary or confidential information for the benefit of anyone other than Valvoline and its Subsidiaries (clauses (i) and (ii), the “Participant Covenants”);

provided, however, that clause (ii) above shall not be breached in the event that the Participant discloses proprietary or confidential information to the Securities and Exchange Commission, to the extent necessary to report suspected or actual violations of U.S. securities laws, or the Participant’s disclosure of proprietary or confidential information is protected under the whistleblower provisions of any applicable law or regulation. Furthermore, Participant is advised that if Participant discloses proprietary or confidential information of Valvoline that constitutes a trade secret to which the U.S. Defend Trade Secrets Act (18 USC Section 1833(b)) applies, then Participant shall not be held criminally or civilly liable under any federal or state trade secret law, or considered to be in violation of the terms of this Agreement, where Participant’s disclosure is made solely for the purpose of reporting or investigating a suspected violation of law and in confidence to a federal, state, or local government official, whether directly or indirectly, or to an attorney; or where Participant’s disclosure is made in a complaint or other document filed in a lawsuit or other proceeding against Valvoline and such filing is made under seal. The Participant understands that if he or she makes a disclosure of proprietary or confidential information that is covered above, he or she is not required to inform Valvoline, in advance or otherwise, that such disclosure(s) has been made. Nothing in this Agreement shall prohibit the Participant from maintaining the confidentiality of a claim with a governmental agency that is responsible for enforcing a law, or cooperating, participating or assisting in any governmental or regulatory entity investigation or proceeding.

Notwithstanding any other provision of the Plan or this Agreement to the contrary, but subject to any applicable laws to the contrary, the Participant agrees that in the event the Participant fails to comply or otherwise breaches any of the Participant Covenants either during the Participant’s employment or within twenty-four (24) months following the Participant’s termination of employment for any reason, Valvoline may:  (i) cancel this Award; (ii) eliminate or reduce the amount of any compensation, benefit, or payment otherwise payable by Valvoline or any of its Subsidiaries (either directly or under any employee benefit or compensation plan, agreement, or arrangement, except to the extent such compensation, benefit or payment constitutes deferred compensation under Section 409A of the Internal Revenue Code (“Section 409A”) and such elimination or reduction would trigger a tax or penalty under Section 409A) to or on behalf of the Participant in an amount up to the total amount paid or payable to the Participant under this

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Agreement; and/or (iii) require the Participant to pay Valvoline an amount up to the total amount paid to the Participant under this Agreement, in each case together with the amount of Valvoline’s court costs, attorney fees, and other costs and expenses incurred in connection therewith. For purposes of this paragraph, the total amount paid under this Agreement shall be determined based on the closing stock price of Common Stock on the date or dates any shares of Common Stock are delivered in accordance with this Agreement, as determined by the Compensation Committee.

This Award of Performance Units is subject to the Participant’s on-line acceptance of the terms and conditions of this Agreement through the [  ] website. The right to the Performance Units under this Award shall expire if not accepted by _____________.

By accepting the terms and conditions of this Agreement, the Participant acknowledges receipt of a copy of the Plan, Prospectus, and Valvoline’s most recent Annual Report and Proxy Statement (the “Prospectus Information”). The Participant represents that he or she is familiar with the terms and provisions of the Prospectus Information and hereby accepts this Award on the terms and conditions set forth herein and in the Plan, and acknowledges that he or she had the opportunity to obtain independent legal advice at his or her expense prior to accepting this Award.

IN WITNESS WHEREOF, Valvoline has caused this instrument to be executed and delivered effective as of the day and year first above written.

Valvoline Inc.

By:

Name:

Title:

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